Exhibit (n)(4)

Consent of Independent Auditors

The Board of Directors
Kahala Ireland OpCo DAC:

We consent to the use of our report dated March 15, 2018 with respect to the consolidated balance sheet of Kahala Ireland OpCo DAC as of December 31, 2017 and the related consolidated statements of income, changes in members equity, and cash flows for the year ended December 31, 2017, included in the registration statement on Form N-2 of Business Development Corporation of America.

/s/ KPMG

KPMG

Dublin, Ireland

August 3, 2018